Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-127700, File No. 333-156306, File No. 333-168780, File No. 333-210693, File No. 333-217190, File No. 333-231105, and File No. 333-259135) of our report dated May 1, 2023, with respect to our audits of the consolidated financial statements of The9 Limited (the “Group”) as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which report is included in the December 31, 2022 Annual Report on Form 20-F of the Group. Our report includes an explanatory paragraph expressing substantial doubt regarding the Group’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

May 1, 2023